Exhibit 99.1

Entity	Date	Amount	Price
B. Riley Principal Investments, LLC	22-Jan-26	(2,406)	$9.0050
B. Riley Principal Investments, LLC	26-Jan-26	(7,448)	$9.0000
B. Riley Principal Investments, LLC	27-Jan-26	(1,258)	$9.0000
B. Riley Principal Investments, LLC	28-Jan-26	(400)	$9.0000
Bryant Riley C/F Abigail Riley UTMA CA	5-Feb-26	1,500	$8.4982
Bryant Riley C/F Charlie Riley UTMA CA	5-Feb-26	1,500	$8.4982
Bryant Riley C/F Eloise Riley UTMA CA	5-Feb-26	1,500	$8.4982
Bryant Riley C/F Susan Riley UTMA CA	5-Feb-26	3,000	$8.4983
B. Riley Principal Investments, LLC	11-Feb-26	1,581	$8.0000